                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



      Date of Report (Date of Earliest Event Reported): SEPTEMBER 22, 2000


                                HNC SOFTWARE INC.
             (Exact name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


                0-26146                                33-0248788
       (Commission File Number)          (I.R.S. Employer Identification Number)



                5935 CORNERSTONE COURT WEST, SAN DIEGO, CA 92121
                    (Address of Principal Executive Offices)

                                 (858) 546-8877
              (Registrant's Telephone Number, Including Area Code)

                                    CONTENTS

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED....................... 2

            The Registrant herewith files the following financial statements of Systems/Link Corporation ("Systems/Link"):

            (i) Audited balance sheet as of December 31, 1999 and related statements of operations, shareholders' deficit and cash flows for the year then ended.

            (ii) Unaudited balance sheet as of June 30, 2000 and the unaudited statements of operations and cash flows for the six months ended June 30, 2000 and 1999.


      (b)   PRO FORMA FINANCIAL INFORMATION................................. 19

            The following unaudited pro forma financial information is filed herewith:

            (i) Unaudited pro forma condensed consolidated balance sheet of HNC Software Inc. as of June 30, 2000;

            (ii) Unaudited pro forma condensed consolidated statement of operations of HNC Software Inc. for the six months ended June
                  30, 2000;

            (iii) Unaudited pro forma condensed consolidated statement of operations of HNC Software Inc. for the year ended December
                  31, 1999;

            (iv)  Notes to unaudited pro forma financial information.

      (c)   EXHIBITS........................................................ 25

            SIGNATURES...................................................... 26

HNC Software Inc. ("HNC") originally filed a report on Form 8-K on September 22, 2000 to report, under Item 2 of Form 8-K, HNC's acquisition of Systems/Link Corporation (the "Original 8-K"). Pursuant to the provisions of paragraphs (a)
(4) and (b) (2) of Item 7 of Form 8-K, HNC indicated in the Original 8-K that it would file certain financial information relating to the subject matter of the Original 8-K no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 on Form 8-K/A is being filed to provide such additional financial information:

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

     (a)     FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Systems/Link Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' deficit, and cash flows present fairly, in all material respects, the financial position Systems/Link Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 3, the December 31, 1999 financial statements, previously audited by other independent accountants, have been restated with respect to revenues, accrued royalties and depreciation.


PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
November 7, 2000

                            SYSTEMS/LINK CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 1999


ASSETS
   Current assets
     Cash                                                             $   840,501
     Accounts receivable                                                3,571,541
     Prepaid expenses                                                      38,173
                                                                      -----------

         Total current assets                                           4,450,215

   Property and equipment, net                                          1,178,698
   Other assets                                                           438,356
                                                                      -----------

         Total assets                                                 $ 6,067,269
                                                                      ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
   Current liabilities
     Accounts payable and accrued expenses                            $ 1,021,341
     Deferred revenue                                                   4,276,588
     Due to former shareholder, current portion                           667,269
     Bank loan payable, current portion                                 1,082,437
     Notes payable, current portion                                       122,192
     Deferred state and local income taxes                                 13,000
                                                                      -----------

         Total current liabilities                                      7,182,827

   Due to former shareholder, less current portion                        685,302
   Bank loan payable, less current portion                              1,376,025
   Notes payable, less current portion                                     57,396
                                                                      -----------

         Total liabilities                                              9,301,550
                                                                      ===========

   Shareholders' Deficit
     Common stock - par value $.001 (25,000,000 shares authorized;
       11,664,122 shares issued and outstanding)                           11,664
     Additional paid-in capital                                             6,756
     Retained earnings                                                    497,299
     Treasury stock at cost (3,664,122 shares)                         (3,750,000)
                                                                      -----------

         Total shareholders' deficit                                   (3,234,281)
                                                                      -----------

           Total liabilities and shareholders' deficit                $ 6,067,269
                                                                      ===========



   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


Revenue                                            $ 13,364,940
Cost of revenue                                       4,608,764
                                                   ------------

         Gross profit                                 8,756,176
                                                   ------------

OPERATING EXPENSES
   General and administrative                         2,783,639
   Sales and marketing                                2,698,063
   Research and development                           2,752,986
                                                   ------------

         Total operating expenses                     8,234,688
                                                   ------------

Income from operations                                  521,488

OTHER INCOME (EXPENSE)
   Interest income                                       31,481
   Interest expense                                    (291,100)
                                                   ------------

     Income before state and local income taxes         261,869

   Provision for state and local income taxes            38,000
                                                   ------------

     Net income                                    $    223,869
                                                   ============



   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                       STATEMENT OF SHAREHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1999




                                       COMMON STOCK           ADDITIONAL                                TOTAL
                                 -------------------------     PAID-IN      RETAINED     TREASURY    SHAREHOLDERS'
                                    SHARES       AMOUNT        CAPITAL      EARNINGS      STOCK        DEFICIT
                                 -----------   -----------   -----------  -----------  -----------  -------------
Balance as of December 31, 1998   11,664,122   $    11,664   $     6,756  $   351,506  $(3,750,000)  $(3,380,074)

Distributions to shareholders                                                 (78,076)                   (78,076)

Net income                                                                    223,869                    223,869
                                 -----------   -----------   -----------  -----------  -----------   -----------

Balance as of December 31, 1999   11,664,122   $    11,664   $     6,756  $   497,299  $(3,750,000)  $(3,234,281)
                                 ===========   ===========   ===========  ===========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

OPERATING ACTIVITIES
   Net income                                                     $   223,869
   Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation and amortization                                  670,550
       Deferred state and local income taxes                          (19,000)
       Changes in assets and liabilities
         Accounts receivable                                         (848,373)
         Other assets                                                (291,038)
         Accounts payable and accrued expenses                        221,575
         Deferred revenue                                           2,695,340
                                                                  -----------

           Net cash provided by operating activities                2,652,923
                                                                  -----------

INVESTING ACTIVITIES
   Purchases of property and equipment                               (710,414)
                                                                  -----------

           Net cash used in investing activities                     (710,414)

FINANCING ACTIVITIES
   Distributions to shareholders                                      (78,076)
   Proceeds from bank loan payable                                    120,000
   Principal payments on bank loan payable                           (599,038)
   Principal payments on notes payable                               (118,119)
   Principal payments to former shareholder                          (650,618)
                                                                  -----------

           Net cash used in financing activities                   (1,325,851)
                                                                  -----------

             Net increase in cash                                     616,658

Cash - January 1, 1999                                                223,843
                                                                  -----------

Cash - December 31, 1999                                          $   840,501
                                                                  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid for
     Interest                                                     $   291,100
                                                                  ===========

     Income taxes                                                 $    24,317
                                                                  ===========


   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                         NOTES TO FINANCIAL STATEMENTS


1.      DESCRIPTION OF BUSINESS

        Systems/Link Corporation (the "Company") designs, develops and markets diversified data management software and consulting services to the wireless telephone industry. The Company's products are specifically structured for use with wireless carrier applications in the areas of fraud control, roaming services and prepaid billing software. The Company's revenues are primarily derived from its RoamEx and FraudTec products.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying financial statements of the Company have been prepared on the accrual basis of accounting. The significant accounting policies followed are described below.

        RISKS AND UNCERTAINTIES

        The Company is subject to all of the risks inherent in a business in the technology/communications industry. These risks include, but are not limited to, rapidly changing communications hardware, the software and e-commerce business environment, reliance on third parties, the competitive nature of the industry, dependence on skilled resources and the on-going evolution, development and maintenance of communication technologies.

        USE OF ESTIMATES

        The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        REVENUE RECOGNITION

        Software revenue is recognized upon meeting all of the following criteria: execution of a written purchase order, license agreement, or contract; delivery of software; a fixed and determinable license fee; collectibility of the proceeds is assessed as being probable; and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management.

        Revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods. Revenue from short-term periodic software license and maintenance agreements with guaranteed minimum license fees is recognized as related services are performed. Transactional fees are recognized as revenue based on system usage or when fees based on system usage exceed the monthly minimum license fees. Revenue from perpetual licenses of the Company's software for which there are no significant continuing obligations and collection of the related receivables is probable is recognized on delivery of the software and acceptance by the customer. Revenue from network service agreements is recognized ratably over the respective service periods. Installation fees associated with network service agreements are recognized ratably over the longer of the contractual or expected customer service periods.

        Deferred revenue consists primarily of deferred installation and setup fees and maintenance revenue.

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        RECOVERABILITY OF LONG-LIVED ASSETS

        The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions or other uncertainties which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows from its operations on an undiscounted basis.

        SOFTWARE DEVELOPMENT COSTS

        The Company has capitalized purchased software, which is included in property and equipment. These costs are amortized based on the straight-line method over their estimated useful lives. Development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1999, no significant development costs were incurred after technological feasibility was reached.

        PROPERTY AND EQUIPMENT, NET

        Property and equipment are carried at cost less accumulated depreciation. Depreciation for financial accounting purposes is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

        Expenditures for maintenance and repairs are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their estimated useful lives.

        INCOME TAXES

        The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon differences arising from the carrying amounts of the Company's assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Company, with the consent of its shareholders, is taxed under the Internal Revenue Code as an S Corporation, cash basis, for federal and state income tax purposes. In lieu of corporate income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. As a result, the Company is not subject to federal income taxes. The accompanying financial statements include provisions for certain state and local income taxes which were imposed at the corporate level.

        STOCK-BASED COMPENSATION

        The Company measures compensation expense for its stock compensation plans using the intrinsic value method, and provides pro forma disclosures of net income as if a fair value-based method had been applied in measuring stock compensation expense.

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        NEW ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", or FAS 133. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" which defers the adoption requirement to the first quarter of 2001. The Company has not yet determined the impact of the adoption of this new accounting standard on its consolidated financial position, results of operations or disclosures.

        December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101, which provides additional guidance in applying generally accepted accounting principles for the recognition and reporting of revenue for certain transactions that existing accounting rules do not specifically address. An amendment in June 2000 delayed SAB 101's effective date until the fourth quarter of 2000. The Company has not yet determined the impact of the adoption of this new accounting standard on its consolidated financial position, results of operations or disclosures.

        In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, or SOP 98-9, "Modification of SOP 97-2, `Software Revenue Recognition,' with Respect to Certain Transactions." This SOP extends the deferral of the application of certain provisions of SOP 97-2 to the Company's first quarter of 2000. The adoption of SOP 98-9 in the first quarter of 2000 did not have a significant impact on the Company's consolidated financial position, results of operations or disclosures.

        In January 2000, the Financial Accounting Standards Board's Emerging Issues Task Force published Issue No. 00-2 "Accounting for Web Site Development Costs", or EITF 00-2. EITF 00-2 applies the guidance given in the American Institute of Certified Public Accountants's Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", or SOP 98-1, to Web site development costs. Under SOP 98-1, software development costs, consisting of internally developed software and Web site development costs, including internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. The estimated useful lives are based on planned or expected significant modification or replacement of software applications, in response to the rapid rate of change in the internet industry and technology in general. Adoption of EITF 00-2 was required for the third quarter of 2000. The adoption of EITF 00-2 in the third quarter of 2000 did not have a significant impact on the Company's consolidated financial position, results of operations or disclosures.

3.      RESTATEMENT

        The financial statements as of and for the year ended December 31, 1999 were previously audited by other independent accountants. These financial statements have been restated herein to reflect the impact of revenue adjustments relating to software licenses and service installation fees, additional accruals for royalties payable and accelerated depreciation expense for certain fixed assets.

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

4.      PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consists of the following at December 31, 1999:

                                                          LIVES
                                                          -----
        Furniture and fixtures         $   323,117       7 years
        Office equipment                 1,443,162       5 years
        Software                           354,106       3 years
        Network equipment                  245,529       3 years
        Leasehold improvements             200,477       5 years
                                       -----------
                                         2,566,391

        Less accumulated depreciation   (1,387,693)
                                       -----------

                                       $ 1,178,698
                                       ===========


5.      CONCENTRATION OF CREDIT RISK

        The Company extends credit to its customers in the ordinary course of business. As of December 31, 1999, ten customers accounted for 56% of accounts receivable. For the year ended December 31, 1999, these same customers accounted for 35% of revenue.

6.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of the following at December 31, 1999:

        Accounts payable                 $  197,280
        Accrued royalties                   457,559
        Accrued professional fees           100,706
        Accrued commissions                  86,453
        Accrued benefits and other          179,343
                                         ----------
                                         $1,021,341
                                         ==========


7.      INCOME TAXES

        The provision for state and local income taxes consists of the following for the year ended December 31, 1999:

        Current - state and local            $ 57,000
        Deferred - state and local            (19,000)
                                             --------
            Provision for income taxes       $ 38,000
                                             ========

        Net deferred tax liabilities as of December 31, 1999 arise from the Company's status as a cash basis tax-payer.

8.      OPERATING LEASES

        The Company leases various office space with leases expiring at various times through 2003. The leases provide for escalations based upon increases in real estate taxes,

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        operating expenses and cost of living increases. Total rent expense for the year ended December 31, 1999 was $372,480.

        The future minimum annual lease payments are as follows for the years ending December 31:

        2000                        $310,473
        2001                         303,796
        2002                         273,100
        2003                          38,084
                                    --------
                                    $925,453
                                    ========

9.      NOTES PAYABLE

        The Company financed the purchase of computer hardware and related equipment with term loans from a financial institution. The original amounts of the loans were $181,588 payable monthly in installments of $12,143, including interest at approximately 11%. The loans, which come due through September 1, 2001, are guaranteed by the two majority shareholders of the Company and were incorporated under the Term Loan described in Note 11.

10.     STOCK OPTION PLANS

        In 1999, the Board of Directors and Shareholders of the Company adopted a stock option plan (the "Plan") under which certain officers and employees may be granted the right to purchase shares of common stock at an exercise price determined by the Company's Board of Directors. The Plan provides that the exercise price may be less than, equal to or greater than the fair market value of the common stock on the date of grant. The Company has reserved an aggregate of 1,675,882 shares of common stock for issuance under the Plan.

        A summary of the stock option transactions under the Plan is presented below:

                                                                  WEIGHTED-
                                                                   AVERAGE
                                                                  EXERCISE
                                                  NUMBER OF        PRICES
                                                    SHARES        PER SHARE
                                                  ---------       ---------
        Outstanding as of December 31, 1998              --       $      --
            Granted                               1,512,882            1.90
            Exercised                                    --              --
            Forfeited                                    --              --
                                                  ---------       ---------
        Outstanding as of December 31, 1999       1,512,882       $    1.90
                                                  =========       =========

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999.

                                      OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                      ---------------------------------------------------          ------------------------------
                                                                WEIGHTED-
                          NUMBER            WEIGHTED-            AVERAGE                                 WEIGHTED-
   RANGE OF           OUTSTANDING AT         AVERAGE            REMAINING                                AVERAGE
   EXERCISE            DECEMBER 31,         EXERCISE            CONTRACT             NUMBER              EXERCISE
    PRICES                 1999               PRICE               LIFE             EXERCISABLE            PRICE
-------------         --------------        ---------           ---------          -----------          ---------
$1.04 - $1.84             759,365           $    1.29              9 yrs.             759,365           $    1.29
$2.45 - $3.14             753,517                2.51              9 yrs.             668,017                2.45
                        ---------           ---------           ---------           ---------           ---------
                        1,512,882           $    1.90              9 yrs.           1,427,382           $    1.84
                        =========           =========           =========           =========           =========

        Pro forma net income using the fair value based method of accounting is summarized as follows for the year ended December 31, 1999:

        Net income
            As reported           $223,869
            Pro forma              153,619


        The estimated fair value at date of grant for options granted during 1999 was approximately $281,000. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing method with weighted average assumptions for risk free interest rate (5.8%), expected dividend yield ($0) and expected life of option (1-4 years). Because the Company does not have actively traded equity securities, volatility is not considered in determining the value of options granted to employees. As additional options are expected to be granted in future years and the options vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

11.     SHAREHOLDER LITIGATION

        In October 1997, a then shareholder of the Company commenced a lawsuit for wrongful termination against the Company and three of its officers, who are also directors and shareholders of the Company. On August 31, 1998, a Stipulation of Settlement Agreement (the "Settlement Agreement") was entered into by the parties to the litigation. A closing of the transactions contemplated by the Settlement Agreement was completed on October 7, 1998. In conjunction with the Settlement Agreement, the Company paid to the shareholder $74,400 for the purchase of the shareholder's 1,200 shares, $2,325,600 in settlement of the claims which related to the value of the shareholder's shares, $500,000 in consideration of the settlement of employment claim and $100,000 for an agreement from the shareholder not to compete. The summation of the aforementioned amounts is $3,000,000 and was paid to the former shareholder under the term loan described below. In addition to the above, the Company agreed to pay to the former shareholder a total of $2,100,000 which is payable at the rate of $700,000 on the first, second and third year anniversaries of the closing, of which $250,000 of each payment relates to employment claims and $450,000 relates to Treasury Stock. In connection with the loan and security agreement executed by the Company, as described below, the former shareholder executed a Subordination Agreement in regard to the $2,100,000 owed to him by the Company. No payment of any kind may be made under the Subordination Agreement, if such payment would create an event of default or if the

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        Company is in default on any senior debt, as defined. If no event of default exists or would exist if a scheduled payment was made, then the Company may pay the scheduled $700,000 payments. Any amounts owed to the former shareholder will become immediately due under certain circumstances, primarily relating to a change in control of the Company or a sale or other disposition of substantially all of the Company's assets.

        In connection with the funding of the payments required by the settlement, the Company entered into a loan and security agreement with a bank on October 7, 1998 (the "Term Loan"). The $3,000,000 proceeds from the Term Loan were paid to the former shareholder to satisfy the amounts due currently under the Settlement Agreement.

        The Term Loan also enables the Company to borrow an additional $250,000 under a revolving credit facility which matures on June 30, 2001. The $3,000,000 Term Loan is due on September 30, 2001 and annual maturities for the years following December 31, 1999 are as follows for the years ending December 31:

        2000                             $1,082,437
        2001                              1,376,025
                                         ----------
                                         $2,458,462
                                         ==========

        Interest on the Term Loan is based upon a Libor Rate. The interest rate on the revolving credit facility is at the Prime Rate plus 50 basis points.

        All tangible and intangible property of the Company has been pledged to secure any outstanding bank debt, which is also guaranteed by the two majority shareholders of the Company. The Term Loan contains convenants regarding various financial statement amounts, ratios and activities of the Company, as well as establishing a cash collateral account and a receivable lock box with the lender.

12.     ROYALTY EXPENSE

        The Company developed certain software with a third party. The Company and the third party have an agreement which provides that the Company will compensate the third party 10% and 15% of the gross fees billed to any licensee for the maintenance and license, respectively, from the aforementioned software. Royalties are accrued for as a component of accounts payable and accrued expenses. While the Company is presently in negotiations with the third party to retroactively terminate the payment of license fees as of June 1998, the outcome of these negotiations is not yet determinable.

13.     RETIREMENT PLAN

        The Company maintains a 401(k) profit sharing plan. The plan covers all eligible employees who elect to participate. Participants may contribute up to 15% of eligible compensation, up to the maximum permitted under the Internal Revenue Code. The Company, at its sole discretion, may elect to make matching contributions for all or any part of the participants' contributions. The Company also, at its own discretion, may elect to make profit sharing contributions. All participants, whether making elective contributions or not, will receive this discretionary contribution.

                            SYSTEMS/LINK CORPORATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

        For the year ended December 31, 1999, the Company made a matching contribution of $86,881.

14.     SUBSEQUENT EVENT

        On September 8, 2000, the Company was acquired by a wholly-owned subsidiary of HNC Software, Inc. ("HNC") in a reverse triangular merger transaction (the "Merger"). The Company's shareholders received approximately 594,000 shares of HNC common stock and approximately $5.5 million in cash. In connection with the Merger, HNC also repaid the liabilities (both current and long-term) reflected on the balance sheet of i) due to former shareholder; ii) bank loan payable; and, iii) notes payable.

                            SYSTEMS/LINK CORPORATION
                            UNAUDITED BALANCE SHEET
                                 JUNE 30, 2000


ASSETS
   Current assets
     Cash                                                                    $   433,088
     Accounts receivable                                                       2,289,306
     Prepaid expenses                                                             94,664
                                                                             -----------

         Total current assets                                                  2,817,058

   Property and equipment, net                                                 1,253,014
   Other assets                                                                  106,398
                                                                             -----------

         Total assets                                                        $ 4,176,470
                                                                             ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
   Current liabilities
     Accounts payable and accrued expenses                                   $ 1,054,299
     Deferred revenue                                                          3,544,151
     Due to former shareholder, current portion                                  667,269
     Bank loan payable, current portion                                          954,931
     Notes payable, current portion                                               57,880
     Deferred state and local income taxes                                        13,000
                                                                             -----------

         Total current liabilities                                             6,291,530

   Due to former shareholder, less current portion                               685,302
   Bank loan payable, less current portion                                     1,313,526
   Notes payable, less current portion                                            57,396
                                                                             -----------

         Total liabilities                                                     8,347,754
                                                                             -----------

   Shareholders' Deficit
     Common stock - par value $.001 (25,000,000 shares authorized;
       11,664,122 shares issued and outstanding)                                  11,664
     Additional paid-in capital                                                    6,756
     Retained earnings                                                          (439,704)
     Treasury stock at cost (3,664,122 shares)                                (3,750,000)
                                                                             -----------

         Total shareholders' deficit                                          (4,171,284)
                                                                             -----------

           Total liabilities and shareholders' deficit                       $ 4,176,470
                                                                             ===========



   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                       UNAUDITED STATEMENT OF OPERATIONS

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                          ----------------------------------
                                                             2000                   1999
                                                          -----------            -----------
Revenue                                                   $ 7,573,731            $ 6,260,033
Cost of revenue                                             1,878,165              1,846,505
                                                          -----------            -----------

         Gross profit                                       5,695,566              4,413,528
                                                          -----------            -----------

OPERATING EXPENSES
   General and administrative                               1,943,433              1,109,783
   Sales and marketing                                      1,411,005              1,149,890
   Research and development                                 2,090,516              1,216,060
   Depreciation and amortization
                                                          -----------            -----------

         Total operating expenses                           5,444,954              3,475,733
                                                          -----------            -----------

Income from operations                                        250,612                937,795

OTHER INCOME (EXPENSE)
   Interest income                                             13,203                  3,089
   Interest expense                                          (113,255)              (124,392)
                                                          -----------            -----------

     Income before state and local income taxes               150,560                816,492

   Provision for state and local income taxes                  20,563                  7,316
                                                          -----------            -----------

     Net income                                           $   129,997            $   809,176
                                                          ===========            ===========


The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                       UNAUDITED STATEMENT OF CASH FLOWS

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                         ----------------------------------
                                                                             2000                   1999
                                                                         -----------            -----------
OPERATING ACTIVITIES
   Net income                                                            $   129,997            $   809,177
   Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation and amortization                                         335,689                264,518
       Changes in assets and liabilities
         Accounts receivable                                               1,282,235                (20,191)
         Other assets                                                        243,509                (73,209)
         Accounts payable and accrued expenses                                32,958               (400,342)
         Deferred revenue                                                   (732,437)               701,316
                                                                         -----------            -----------

           Net cash provided by operating activities                       1,291,951              1,281,269
                                                                         -----------            -----------

INVESTING ACTIVITIES
   Purchases of property and equipment                                      (378,047)              (343,308)
                                                                         -----------            -----------

           Net cash used in investing activities                            (378,047)              (343,308)

FINANCING ACTIVITIES
   Distributions to shareholders                                          (1,067,000)                    --
   Principal payments on bank loan payable                                  (190,005)              (107,159)
   Principal payments on notes payable                                       (64,312)               (57,415)
                                                                         -----------            -----------

           Net cash used in financing activities                          (1,321,317)              (164,574)
                                                                         -----------            -----------

             Net increase in cash                                           (407,413)               773,387

Cash - Beginning of period                                                   840,501                223,843
                                                                         -----------            -----------

Cash - End of period                                                     $   433,088            $   997,230
                                                                         ===========            ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid for
     Interest                                                            $   113,255            $   124,392
                                                                         ===========            ===========

     Income taxes                                                        $    20,563            $     7,316
                                                                         ===========            ===========


   The accompanying notes are an integral part of these financial statements.

                            SYSTEMS/LINK CORPORATION
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying balance sheet as of June 30, 2000 and the statements of operations and cash flows for the six months ended June 30, 2000 and 1999 are unaudited and do not necessarily include all information and footnotes required for audited financial statements. These unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information for all periods presented, in accordance with generally accepted accounting principles. These unaudited financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999, presented elsewhere herein.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - SUBSEQUENT EVENT

On September 8, 2000, the Company was acquired by a wholly-owned subsidiary of HNC Software, Inc. ("HNC") in a reverse triangular merger transaction (the "Merger"). The Company's shareholders received approximately 594,000 shares of HNC common stock and approximately $5.5 million in cash. In connection with the Merger, HNC also repaid the liabilities (both current and long-term) reflected on the balance sheet of i) due to former shareholder; ii) bank loan payable; and, iii) notes payable.

(b) PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared to give effect to the acquisition of Systems/Link as well as the distribution of our former wholly owned subsidiary, Retek Inc. ("Retek"), to our stockholders. The acquisition of Systems/Link occurred on September 8, 2000 -- For more information, please see the Form 8-K filed on September 22, 2000. The distribution of Retek common stock to our stockholders occurred on September 29, 2000 -- for more information regarding the final distribution, please see the Form 8-K filed on October 13, 2000. The pro forma condensed consolidated financial information is based on the following:

                1. Our unaudited historical condensed consolidated financial statements as of June 30, 2000 and for the six month period then ended;

                2. Systems/Link's unaudited historical financial statements as of June 30, 2000 and for the six month period then ended;

                3. Retek's unaudited historical consolidated financial statements as of June 30, 2000 and for the six months then ended;

                4. Our audited historical consolidated financial statements for the year ended December 31, 1999;

                5. Systems/Link's audited historical financial statements for the year ended December 31, 1999;

                6. Retek's audited historical financial statements for the year ended December 31, 1999; and

                7. Pro forma adjustments as described in the accompanying notes.


The pro forma condensed consolidated balance sheet at June 30, 2000 gives effect to the acquisition of Systems/Link and the distribution of Retek as if they occurred as of June 30, 2000. The pro forma condensed consolidated statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of Systems/Link and the distribution of Retek as if they occurred as of January 1, 2000 and 1999, respectively. The related adjustments are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is based upon available information and certain assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information, which have been made solely for purposes of developing such unaudited pro forma financial information. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would actually have been had the acquisition of Systems/Link or the distribution of our investment in Retek to our stockholders occurred as of January 1, 2000 or 1999, respectively, or to project our results of operations or financial condition for any future period or date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical financial statements and notes thereto, including the Annual Report on Form 10-K/A for the year ended December 31, 1999 and the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2000, Retek's historical financial statements and notes thereto, including Retek's Annual Report on Form 10-K for the year ended December 31, 1999 and Retek's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and the historical financial statements of Systems/Link and notes thereto, including Systems/Link's audited financial statements for the year ended December 31, 1999 and Systems/Link's unaudited balance sheet as of June 30, 2000 and unaudited statements of operations and cash flows for the six months ended June 30, 2000 and 1999, included herein.

                               HNC SOFTWARE INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                 (In thousands)

                                                HNC          DISTRIBUTION    PRO FORMA  ACQUISITION OF  PRO FORMA      PRO FORMA
                                            AS REPORTED        OF RETEK      CORE HNC    SYSTEMS/LINK  ADJUSTMENTS    COMBINED HNC
                                            -----------      ------------    ---------  -------------- -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                  $  80,983       $ (38,379)(a)   $  42,604    $     433    $  (5,512)(b)   $  37,525
  Short-term investments available
     for sale-debt                              55,397          (3,898)(a)      51,499           --           --          51,499
  Short-term investments available
     for sale-equity                             1,833              --           1,833           --           --           1,833
  Trade accounts receivable, net                62,938         (22,044)(a)      40,894        2,289           --          43,183
  Current portion of deferred
     income taxes                                1,454            (121)(a)       1,333           --           --           1,333
  Other current assets                          16,040          (9,861)(a)       6,179           95           --           6,274
                                             ---------       ---------       ---------    ---------    ---------       ---------
         Total current assets                  218,645         (74,303)        144,342        2,817       (5,512)        141,647
                                             ---------       ---------       ---------    ---------    ---------       ---------
Long term investments available
   for sale-debt                                76,654          (6,045)(a)      70,609           --           --          70,609
Equity investments                              11,469              --          11,469           --           --          11,469
Property and equipment, net                     34,585         (17,078)(a)      17,507        1,253           --          18,760
Intangible assets, net                         137,501         (32,978)(a)     104,523           --       53,190 (c)     157,713
Deferred income taxes, less
   current portion                              54,719         (36,688)(a)      18,031           --           --          18,031
Other assets                                     4,883             415 (a)       5,298          106           --           5,404
                                             ---------       ---------       ---------    ---------    ---------       ---------
         Total assets                        $ 538,456       $(166,677)      $ 371,779    $   4,176    $  47,678       $ 423,633
                                             =========       =========       =========    =========    =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities   $  33,276       $  (9,094)(a)   $  24,182    $   1,054    $     624 (d)   $  25,860
  Deferred revenue                              45,286         (33,766)(a)      11,520        3,544       (1,850)(e)      13,214
  Other current liabilities                      3,539          (4,256)(a)        (717)       1,693           --             976
                                             ---------       ---------       ---------    ---------    ---------       ---------
         Total current liabilities              82,101         (47,116)         34,985        6,291       (1,226)         40,050
                                             ---------       ---------       ---------    ---------    ---------       ---------

Noncurrent liabilities                           5,325              --           5,325        2,056        9,050 (f)      16,431
                                             ---------       ---------       ---------    ---------    ---------       ---------
Convertible Subordinated Notes                 100,000              --         100,000           --           --         100,000
                                             ---------       ---------       ---------    ---------    ---------       ---------
Deferred revenue, net of current portion            --              --              --           --           --              --
                                             ---------       ---------       ---------    ---------    ---------       ---------

Contingencies

Minority interest in consolidated
   subsidiaries                                 14,855         (14,855)(a)          --           --           --              --
                                             ---------       ---------       ---------    ---------    ---------       ---------

         Total liabilities                     202,281         (61,971)        140,310        8,347        7,824         156,481
                                             ---------       ---------       ---------    ---------    ---------       ---------

Stockholders' equity:

  Preferred stock                                   --              --              --           --           --              --
  Common stock                                      27              --              27           12          (12)(g)          28
                                                                                                               1 (h)
  Common stock in treasury                     (15,507)             --         (15,507)      (3,750)       3,750 (g)     (15,507)
  Paid-in capital                              389,214        (120,500)(a)     268,714            7           (7)(g)     305,919
                                                                                                          37,205 (h)
  Retained earnings (accumulated deficit)      (20,152)             --         (20,152)        (440)         440 (g)     (20,882)
                                                                                                            (730)(i)
  Accumulated other comprehensive
    income (loss)                               (2,120)          1,240 (a)        (880)          --           --            (880)
  Unearned stock-based compensation            (15,287)         14,554 (a)        (733)          --         (793)(h)      (1,526)
                                             ---------       ---------       ---------    ---------    ---------       ---------
         Total stockholders' equity            336,175        (104,706)        231,469       (4,171)      39,854         267,152
                                             ---------       ---------       ---------    ---------    ---------       ---------
         Total liabilities and stockholders'
            equity                           $ 538,456       $(166,677)      $ 371,779    $   4,176    $  47,678       $ 423,633
                                             =========       =========       =========    =========    =========       =========


                 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                               HNC SOFTWARE INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              HNC       DISTRIBUTION      PRO FORMA                   PRO FORMA    PRO FORMA
                                          AS REPORTED     OF RETEK        CORE HNC     SYSTEMS/LINK  ADJUSTMENTS  COMBINED HNC
                                          -----------   ------------      ---------    ------------  -----------  ------------
Revenues                                     121,995       (33,553)(j)       88,442         7,574            --       96,016
Operating expenses:
  Cost of revenues                            59,750       (20,860)(j)       38,890         1,878            --       40,768
  Research and development                    35,186       (16,794)(j)       18,392         2,091            --       20,483
  Sales and marketing                         35,160       (18,313)(j)       16,847         1,411            --       18,258
  General and administrative                  16,832        (5,018)(j)       11,814         1,943            --       13,757
  Stock-based compensation                     4,537        (5,424)(j)         (887)           --           141 (k)     (746)
  Acquisition-related amortization            15,512        (2,542)(j)       12,970            --         6,664 (l)   19,634
  Acquired in-process research and
    development                                6,472        (4,000)(j)        2,472            --            --        2,472
                                           ---------     ---------        ---------     ---------     ---------    ---------
     Total operating expenses                173,449       (72,951)         100,498         7,323         6,805      114,626

Operating income (loss)                      (51,454)       39,398          (12,056)          251        (6,805)     (18,610)

Other income (expense):
  Interest and other income, net               6,335        (1,451)(j)        4,884          (100)           --        4,784
  Interest expense related to
    convertible debt                          (2,684)           --           (2,684)           --            --       (2,684)
  Minority interest in income (loss) of
    consolidated subsidiary                    5,419        (5,419)(j)           --            --            --           --
                                           ---------     ---------        ---------     ---------     ---------    ---------
     Income (loss) before income taxes       (42,384)       32,528           (9,856)          151        (6,805)     (16,510)


Income tax provision (benefit)               (10,023)       11,447 (j)        1,426            21        (1,131)(m)      316
                                                  --             2 (j)           --            --            --           --
                                           ---------     ---------        ---------     ---------     ---------    ---------

Net income (loss)                          $ (32,361)    $  21,079        $ (11,282)    $     130     $  (5,674)   $ (16,826)
                                           =========     =========        =========     =========     =========    =========

Earnings per share:
  Basic net income (loss) per common
    share                                  $   (1.22)                     $   (0.43)                               $   (0.62)(n)
                                           =========                      =========                                =========
  Diluted net income (loss) per
    common share                           $   (1.22)                     $   (0.43)                               $   (0.62)(n)
                                           =========                      =========                                =========

Shares used in computing basic net
  income (loss) per common share              26,529                         26,529                                   27,123 (n)
                                           =========                      =========                                =========
Shares used in computing diluted net
  income (loss) per common share              26,529                         26,529                                   27,123 (n)
                                           =========                      =========                                =========


                 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                               HNC SOFTWARE INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              HNC       DISTRIBUTION     PRO FORMA                    PRO FORMA    PRO FORMA
                                          AS REPORTED     OF RETEK       CORE HNC      SYSTEMS/LINK  ADJUSTMENTS  COMBINED HNC
                                          -----------   ------------     ---------     ------------  -----------  ------------
Revenues                                    216,889       (69,159)(o)      147,730        13,365            --      161,095

Operating expenses:
  Cost of revenues                           82,189       (22,983)(o)       59,206         4,609            --       63,815
  Research and development                   49,055       (22,612)(o)       26,443         2,753            --       29,196
  Sales and marketing                        45,818       (19,625)(o)       26,193         2,698            --       28,891
  General and administrative                 24,547        (6,257)(o)       18,290         2,784            --       21,074
  Stock-based compensation                   11,985        (1,908)(o)       10,077            --           282 (p)   10,359
  Acquisition-related amortization            8,599        (1,390)(o)        7,209            --        13,328 (q)   20,537
  Acquired in-process research and
    development                               1,480        (1,480)(o)           --            --            --           --
                                          ---------     ---------        ---------     ---------     ---------    ---------
     Total operating expenses               223,673       (76,255)         147,418        12,844        13,610      173,872

Operating income (loss)                      (6,784)        7,096              312           521       (13,610)     (12,777)

Other income (expense):
  Interest and other income, net              6,149           (30)(o)        6,119          (259)           --        5,860
  Interest expense related to
    convertible debt                         (5,823)           --           (5,823)           --            --       (5,823)
  Minority interest in income
    (loss) of consolidated subsidiary           722          (722)(o)           --            --            --           --
                                          ---------     ---------        ---------     ---------     ---------    ---------
     Income (loss) before income taxes       (5,736)        6,344              608           262       (13,610)     (12,740)

Income tax provision (benefit)                  536         1,697 (o)        2,648            38        (2,263)(m)      423
                                                 --           415 (o)           --            --            --           --
                                          ---------     ---------        ---------     ---------     ---------    ---------

Net income (loss)                         $  (6,272)    $   4,232        $  (2,040)    $     224     $ (11,347)   $ (13,163)
                                          =========     =========        =========     =========     =========    =========

Earnings per share:
  Basic net income (loss) per
    common share                          $   (0.25)                     $   (0.08)                               $   (0.51)(n)
                                          =========                      =========                                =========
  Diluted net income (loss) per
    common share                          $   (0.25)                     $   (0.08)                               $   (0.51)(n)
                                          =========                      =========                                =========

Shares used in computing basic
  net income (loss) per common share         24,969                         24,969                                   25,563 (n)
                                          =========                      =========                                =========
Shares used in computing diluted net
  income (loss) per common share             24,969                         24,969                                   25,563 (n)
                                          =========                      =========                                =========

                 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                HNC SOFTWARE INC.
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BASIS OF PRESENTATION

On September 8, 2000, we acquired all of the outstanding stock of Systems/Link Corporation, or Systems/Link, in exchange for approximately 634 shares of our common stock, including 40 shares representing options we exchanged, and $5,512 in cash. We applied the purchase method of accounting for the acquisition of Systems/Link, which resulted in a purchase price of $42,549. The fair value of the HNC common stock issued to effect the purchase was approximately $59.77 per share based on the average closing price of HNC common stock for the three day period ending on the acquisition date. The average fair value of the 40 exchanged options was approximately $42.59 per share, determined using the Black-Scholes option pricing model assuming a 6.11% risk-free interest rate, 100% volatility, and an expected life of 2.0 years, resulting in a total estimated fair value of $1,703. Of this total amount, $910 was allocated to the purchase price and $793 was allocated to unearned stock-based compensation. The total purchase price also included approximately $624 of acquisition costs we accrued.

The allocation of the purchase price using balances at September 8, 2000 is summarized below:

           Goodwill                                  $   24,428
           Software development costs                    17,060
           In-process research and development              730
           Other identified intangible assets             5,148
           Net liabilities assumed                       (4,817)
                                                     ----------

           Total purchase price                      $   42,549
                                                     ==========

The purchase price was based upon the estimated fair values of the acquired assets and assumed liabilities and an independent appraisal of intangible assets. The amount allocated to in-process research and development represents the purchased in-process research and development for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. The value of these projects was determined by estimating the resulting net cash flows from the sale of the products from completion of the projects, reduced by the portion of revenue attributable to developed technology and the percentage completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates. The amounts allocated to in-process research and development were charged to our statement of operations in the third quarter of 2000.


NOTE 2 -- PRO FORMA ADJUSTMENTS

(a) Reflects the distribution to our stockholders of Retek common stock in the form of a dividend, inclusive of pro forma income tax adjustments to present HNC Software Inc. on a stand-alone basis without Retek.

(b)     Reflects cash we paid to Systems/Link shareholders.

(c) Reflects goodwill and other intangible assets resulting from the acquisition based on the purchase price allocation described in Note 1 as if the acquisition had occurred on June 30, 2000.

(d) Reflects accrued liabilities related to transactions costs incurred by HNC.

(e) Reflects the adjustment of Systems/Link's assets and liabilities to fair value.

(f) Reflects net deferred tax liabilities resulting from the acquisition and the purchase price allocation described in Note 1.

(g)     Reflects the elimination of Systems/Link's equity accounts.

(h) Reflects the estimated value of common stock and options issued to effect the purchase, less amounts allocated to unearned stock-based compensation.

(i) Reflects amount allocated to in-process research and development based on the purchase price allocation described in Note 1.

(j) Reflects the reported results of operations of Retek Inc. as if our distribution of Retek Inc. common stock to our stockholders occurred as of January 1, 2000.

(k) Reflects amortization of unearned stock-based compensation recorded in connection with the acquisition, as if the acquisition had occurred on January 1, 2000

(l) Reflects amortization of goodwill, software development costs and other identified intangible assets over their estimated useful lives of 3 to 4 years as if the acquisition had occurred on January 1, 2000.

(m) Reflects the estimated tax benefit related to the change in deferred tax liabilities resulting from the amortization of the intangible assets recorded as part of the acquisition.

(n) Basic and diluted net earnings per share is computed using the weighted average number of common stock outstanding during the period. Unaudited pro forma basic and diluted net earnings per share include 594 shares of common stock issued in connection with our acquisition of Systems/Link but exclude 40 shares of common stock issuable in connection with replacement stock options because their effect would anti-dilutive.

(o) Reflects the reported results of operations of Retek Inc. as if our distribution of Retek Inc. common stock to our stockholders occurred as of January 1, 1999.

(p) Reflects amortization of unearned stock-based compensation recorded in connection with the acquisition, as if the acquisition had occurred on January 1, 1999.

(q) Reflects amortization of goodwill, software development costs and other identified intangible assets over their estimated useful lives of 3 to 4 years as if the acquisition had occurred on January 1, 1999.



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          (c) EXHIBITS

23.1    Consent of PricewaterhouseCoopers LLP(1)

99.1 Agreement and Plan of Reorganization dated as of September 8, 2000 among Registrant, Systems/Link and SLC Merger Corp. Pursuant to Item 601(b)(2) of Regulation of S-K, certain schedules have been omitted but will be furnished supplementally to the Commission upon request(2)

------------

(1)     Filed herein.

(2) Incorporated by reference to Exhibit 2.01 of HNC Software Inc.'s Report on form 8-K filed on September 22, 2000.








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

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      HNC SOFTWARE INC.


                                      By:
Date:  November 21, 2000                  /s/ Kenneth J. Saunders
                                          -----------------------------
                                          Kenneth J. Saunders,
                                          Chief Financial Officer and
                                          Secretary


                                      By:
                                          /s/ Russell C. Clark
                                          -----------------------------
                                          Russell C. Clark,
                                          Vice President, Corporate Finance
                                          and Assistant Secretary


                                       26